Exhibit 8.2

January 21, 2015

Atlas Pipeline Partners, L.P.

Park Place Corporate Center One

Pittsburgh, Pennsylvania 15275

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (including the proxy statement/prospectus forming a part thereof, and as amended or supplemented through the date hereof, the “Registration Statement”) of Targa Resource Partners LP, a Delaware limited partnership (“TRP”), relating to the proposed merger of Trident MLP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of TRP (“MLP Merger Sub”), with and into Atlas Pipeline Partners, L.P. (“APL”), with APL surviving the merger, pursuant to the Agreement and Plan of Merger, dated as of October 13, 2014 (the “Agreement”) entered into by and among Targa Resources Corp. a Delaware corporation, TRP, Targa Resources GP LLC, a Delaware limited liability company, MLP Merger Sub, Atlas Energy, L.P., a Delaware limited partnership, APL and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, and (iii) the parties to the transaction will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we hereby confirm that, subject to the assumptions, limitations, exceptions and qualifications set forth herein and therein, the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE APL MERGER” in the Registration Statement, insofar as it summarizes United States federal income tax law, constitutes the opinion of Wachtell, Lipton, Rosen & Katz with respect to the matters set forth therein as of the effective date of the Registration Statement.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable Laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform APL of any such change or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen &Katz